Pioneer Announces Fourth Quarter and Full Year 2014 Financial Results

Fort Lee, NJ, March 31, 2015 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, announced its results for the fourth quarter and full-year periods ended December 31, 2014.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “We expanded rapidly during 2014 with the acquisition of Titan Energy Systems at the end of the fourth quarter, following on the heels of the two acquisitions we completed in 2013. Despite significant headwinds we are now facing from the recent rapid decline in the price of oil and the Canadian dollar, these new businesses position Pioneer for 20% to 30% revenue growth in 2015, albeit at lower margins, and is reflected in our record backlog of $36.0 million as of the start of the year.”

Mr. Mazurek continued, "We invested heavily during 2014, primarily by adding new professional staff to expand our engineering capabilities, product scope, addressable markets, and our sales and marketing activities, all in support of our long-term sustainable growth and profitability. This put a heavy drag on our 2014 earnings, as revenue generated from these investments inevitably lag the increased expense, but has been successful in leading to significant increases in our sales pipeline. Today, we are bidding on more and larger projects, and our internal sourcing and cross-selling efforts are expected to drive further cost and revenue synergies in the future. The benefits of these investments are reflected in our 2015 revenue and earnings guidance.”

Fourth Quarter 2014 Financial Highlights

	Revenue of $24.1 million, up 14.0% vs. $21.2 million in Q4 2013
	Gross margin percentage of 9.7% vs. 24.6% in Q4 2013
	Adjusted EBITDA of $(0.8) million, down from $1.8 million in Q4 2013
	Non-GAAP diluted (loss) earnings per share of $(0.18) vs. $0.18 in Q4 2013
	Backlog of $36 million, up 48% vs. $24.4 million at December 31, 2013

Year Ended December 31, 2014 Highlights

	Revenue of $92.2 million, up 4.6% vs. $88.2 million during 2013
	Gross margin of 19.7% of revenue vs. 24.7% during 2013
	Adjusted EBITDA of $5.0 million vs. $8.9 million in 2013
	Non-GAAP diluted EPS of $0.25 vs. $0.80 last year

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Andrew Minkow, Pioneer’s Chief Financial Officer commented,  “In  finishing our fourth quarter and completing our year end closing procedures, it became clear that our internal control over financial reporting did not keep pace with our growth, consequently certain expenses which should have been booked earlier in the year were only recognized in our fourth quarter, contributing to a loss for the fourth quarter.  Despite these reporting shortcomings, and lower annual profit performance  mostly as a result of investment in new personnel and product development to propel our business forward  we remain pleased with our overall direction and have taken decisive actions to mitigate risks in our internal control over financial reporting.”

Financial Results

In connection with Pioneer’s acquisition of Titan in December 2014,  the Company realigned its operations into two reportable business segments:

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Transmission & Distribution (“T&D”) Solutions  – provides equipment solutions that help customers effectively and efficiently manage electrical power distribution systems to desired specifications. This segment includes the Pioneer Transformers, Jefferson Electric, and Pioneer CEP brand names.

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Critical Power Solutions, which provides customers with sophisticated power generation equipment, switchgear, related electrical distribution infrastructure, preventative maintenance services and an advanced data collection and monitoring platform, the combination of which is used to ensure smooth, uninterrupted power to operations during times of emergency. These solutions are marketed under the Pioneer Critical Power and Titan Energy Systems brand names.

Revenue

Total revenue for the three month period ended December 31, 2014 increased to $24.1 million, up 14%, or $2.9 million from $21.2 million during the same period last year. Approximately $2.4 million of the revenue increase was from our Critical Power Solutions segment, of which $1.7 million was attributable to the acquisition of Titan in December 2014.  The remaining $0.5 million of the increase in revenue during the quarter came from significantly higher sales of switchgear by our T&D Solutions segment, offset by lower sales of electrical transformers, which were 3.6% lower on a year-over-year basis, as compared to the three months ended December 31, 2013.

For the year ended December 31, 2014, our consolidated revenue increased by $4.0 million, or 4.6%, to $92.2 million, from $88.2 million during the year ended December 31, 2013. The net increase in our revenue reflects a $5.0 million increase in revenue from Critical Power Solutions, offset by $1.0 million lower sales in the T&D Solutions segment. The decrease in T&D Solutions revenue was led by our transformer product lines which were lower by $5.1 million, or 5.9%, mostly as a result of lower sales from our Canadian operations, which were down 12.4%, or 4.8%  on a constant currency basis. This was primarily due to cyclically lower spending in 2014 by Pioneer’s two largest utility customers. These two customers contributed all-time high levels of spending during the 2013 period.  Sales in Canada were also impacted by a number of large, unrepeatable project-based orders delivered in 2013, particularly in the oil and gas sector, that were not fully replaced in 2014. Partially offsetting the Canadian market decline was a 7.0% increase in sales to U.S.-based T&D Solutions customers, highlighted by significant growth in Pioneer’s OEM solutions, which were up 29%, or approximately $2.1 million.

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The $5.0 million increase in Critical Power Solutions revenue during the year ended December 31, 2014 was driven both by the timing of our Titan acquisition and internal growth. The Titan acquisition contributed $1.7 million to segment revenue growth during the year, and the remaining $3.3 million increase was attributable to internal growth ‒ primarily due to the completion of six major orders for backup power systems during 2014, as compared to only two such large projects completed in 2013.

Gross Margin

For the fourth quarter, our gross margin percentage was 9.7% of revenues, as compared to 24.6% during the fourth quarter of 2013. Of the 14.9% decrease in gross margin percentage, approximately 3.8% of the decrease was attributable to $0.9 million in corrections related to prior interim 2014 periods, half of which related to a purchase order by our Critical Power business that was recorded late and should have been recognized in the third quarter. The other half arose due to incorrect standard costs in the inventory system at our Bemag Transformer reporting unit in Canada, which also impacted our fourth quarter gross margin by approximately 0.7% and was rectified during the first quarter of 2015. In addition,  during the fourth quarter of 2014 we accelerated the timing of several new product development initiatives which further reduced our reported gross margin percentage by approximately 2.0%, or $0.5 million. The two largest projects included one to attract a significant new T&D Solutions OEM customer, which was successful and began shipping at the end of the fourth quarter, and the second project related to obtaining UL approval for a new switchgear offering in our Critical Power Solutions segment. The remaining 8.4% decrease in gross margin percentage, as compared to the fourth quarter of 2013, resulted from the timing and mix of customer orders and currency translation, which mostly affected our sales of liquid-filled transformers, generally one of our highest gross margin categories. On the positive front, sales of our T&D switchgear solutions grew more than four-fold during the quarter, though at a lower gross margin as compared to our liquid-filled transformers.

For the year ended December 31, 2014, Pioneer’s gross profit was down 16.5% to $18.2 million, or a  19.7% gross margin, compared to $21.8 million of gross profit, or a 24.7% gross margin, for the year-ago period. The 5.0% decrease in our consolidated gross margin percentage is explained almost entirely by the performance of our T&D Solutions segment, which was driven primarily by lower transformer production throughput, an unfavorable shift in segment sales mix, and several of the other factors described above. Our Critical Power Solutions segment gross margin also declined in 2014 as compared to 2013, to 20% from 33.4%, primarily as a result of two major projects completed in 2014 which included a large component of equipment procured from third parties, principally engine generator sets. Also, our Critical Power Solutions segment gross margin declined as a result of the inclusion of Titan in December 2014, which reporting unit earned a gross margin of 14.5%.

Operating Income and Adjusted EBITDA

Operating loss for the fourth quarter was $2.6 million, down from operating income of $1.3 million during the fourth quarter of 2013. The decrease in operating income in the fourth quarter of 2014 was primarily a result of a  lower gross profit margin, and $1.4 million of non-cash impairment charges related to goodwill and intangible assets of the Company’s Canadian dry-type transformer business. These factors were partially offset by operating expenses which decreased 9.0% during the fourth quarter of 2014, as compared to the same quarter of the prior year.

For the full year, operating income decreased to $1.8 million, from $7.1 million in the year ago period. The decrease in operating income for the year ended December 31, 2014 was a result of a lower gross profit margin on higher sales, together with $1.4 million in non-cash impairment charges. Our selling,

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general and administrative expense increased by $0.4 million, or 2.8%, to $14.7 million during the year ended December 31, 2014. The increase was driven by new staff additions at our switchgear manufacturing location in Los Angeles and in our corporate selling group,  as well as by increased expenses related to the acquisition of Titan. These increases in selling, general and administrative expense were partially offset by lower variable selling and bad debt expense in our T&D Solutions segment.

Approximately $1.9 million and $0.5 million of the Company’s operating expense during the quarters ended December 31, 2014 and 2013, consisted of non-cash expenses including depreciation, amortization of acquisition intangibles, impairments and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, the Company’s Adjusted EBITDA for the quarter ended December 31, 2014 was approximately $(0.8) million, as compared to $1.8 million in the comparable year period. For the 12 months ended December 31, 2014, the Company’s Adjusted EBITDA was $5.0 million, as compared to $8.9 million during the same period last year. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Net Earnings (Loss) and Per Diluted Share

The Company generated a  net loss of $2.9 million for the three months ended December 31, 2014, as compared to net earnings of $2.1 million during the three months ended December 31, 2013. For the year ended December 31, 2014, the Company net loss was $0.3 million, as compared to net earnings of $5.3 million for the year ended December 31, 2013. Net (loss) earnings per diluted share for the three months and year ended December 31, 2014 were $(0.41) and $(0.04), as compared to $0.29 and $0.84 for the three months and year ended December 31, 2013. During the three months and the year ended December 31, 2014, the decrease in our net earnings was driven mostly by a significantly lower profit contribution by our Canada-based transformer businesses, charges for the impairment of goodwill and intangibles, and operating losses stemming from the buildup of our T&D Solutions switchgear plant and the expansion of the corporate selling group.

On a non-GAAP basis, the Company reported a  net loss of approximately $(1.3) million in the fourth quarter of 2014, or $0.18 per diluted share, as compared  $1.3 million, or $0.18 per diluted share, for the quarter ended December 31, 2013. For the year ended December 31, 2014, non-GAAP earnings decreased to $1.8 million, or $0.25 per diluted share, down from $5.0 million, or $0.80 per diluted share, for the year ended December 31, 2013. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Backlog

Order backlog at December 31, 2014 was $36.0 million, up $11.6 million, or 48%, as compared to $24.4 million at December 31, 2013 and $27.6 million at September 30, 2014. Backlog is based on orders expected to be delivered in the future, most of which are expected to occur during the next six to nine months.

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2015 Outlook

The Company provided full-year 2015 guidance based on expected business trends and the current composition of the order backlog. In 2015, the Company expects:

	Revenue between $110 and $120 million, of which:
-- $85 to $95 million is expected to be derived from the T&D Solutions segment, and
-- $20 to $25 million from the Company’s Critical Power Solutions reporting segment
	Adjusted EBITDA between $6.5 and $7.5 million
	Non-GAAP diluted EPS between $0.45 and $0.55

“Our guidance for 2015 is based on a budget of US $0.78 to one Canadian dollar, equating to a 14% unfavorable annual variance due to foreign currency translation, which is expected to affect almost 40% of our sales,” commented Andrew Minkow, Pioneer’s Chief Financial Officer. “Moreover, as oil prices have declined in recent months, we have adjusted our guidance to reflect reduced capital spending for some of our most profitable product categories, mostly by our Canadian customers in the sector. Despite these headwinds, we expect our U.S. operations to more than compensate, and based on the level of our backlog and the traction we are gaining from our recent investments, we are expecting a significant profit improvement in 2015.”

Conference Call Information

Pioneer will host a conference call today at 4:30 p.m. ET.  The call will be webcast live and accessed at http://public.viavid.com/index.php?id=113689. The call can also be accessed by dialing 1-888-211-7383 if calling within the United States or 913-312-0638 (international).  A replay of the call will be available until April 7, 2015 by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 (international), passcode 2283569.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 13 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

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Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) the Company’s dependence on a distributor agreement with Generac Power Systems through which it derives a significant portion of its revenues, (x) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (xi) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xii) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xiii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiv) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xvi) material weaknesses in the Company’s internal control over financial reporting that could have an adverse effect on the Company’s business and common stock price, and (xvii) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$24,122	$21,169	$92,191	$88,162
Cost of goods sold	21,770	15,958	74,022	66,392
Gross profit	2,352	5,211	18,169	21,770
Operating expenses
Selling, general and administrative	3,673	4,056	15,222	14,719
Impairment of goodwill	1,171	-	1,171	-
Impairment of intangible assets	231	-	231	-
Foreign exchange gain	(96)	(126)	(205)	(83)
Total operating expenses	4,979	3,930	16,419	14,636
Operating income (loss)	(2,627)	1,281	1,750	7,134
Interest expense	175	161	582	754
Other expense	742	25	913	428
Earnings (loss) before income taxes	(3,544)	1,095	255	5,952
Provision (benefit) for income taxes	(602)	(992)	523	682
Net (loss) earnings	$(2,942)	$2,087	$(268)	$5,270

Net (loss) earnings per common share:
Basic	$(0.41)	$0.29	$(0.04)	$0.84
Diluted	$(0.41)	$0.29	$(0.04)	$0.84

Weighted average common shares outstanding:
Basic	7,222	7,172	7,185	6,263
Diluted	7,222	7,237	7,185	6,298

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PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$3,832	$425
Accounts receivable, net	13,101	9,739
Inventories, net	14,429	12,643
Income taxes receivable	474	65
Deferred income taxes	472	1,982
Prepaid expenses and other current assets	1,671	1,291
Total current assets	33,979	26,145
Property, plant and equipment, net	11,195	12,213
Noncurrent deferred income taxes	7,124	1,091
Other assets	1,143	1,129
Intangible assets, net	9,791	5,285
Goodwill	9,606	7,998
Total assets	$72,838	$53,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Revolving credit facilities	$6,860	$795
Accounts payable and accrued liabilities	14,396	8,370
Current maturities of long-term debt and capital lease obligations	2,483	2,108
Income taxes payable	523	1,072
Total current liabilities	24,262	12,345
Long-term debt, net of current maturities	9,539	7,205
Pension deficit	351	213
Noncurrent deferred income taxes	7,852	3,306
Total liabilities	42,004	23,069
Commitments
Shareholders’ Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 7,405,962 and 7,172,255 shares issued and outstanding	7	7
Additional paid-in capital	18,370	16,164
Accumulated other comprehensive loss	(3,325)	(1,429)
Retained earnings	15,782	16,050
Total shareholders’ equity	30,834	30,792
Total liabilities and shareholders’ equity	$72,838	$53,861

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PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation to Non-GAAP Net Earnings and EPS:
Net (loss)earnings per share (GAAP measure)	$(0.41)	$0.29	$(0.04)	$0.84
Net (loss) earnings (GAAP measure)	$(2,942)	$2,087	$(268)	$5,270
Amortization of acquisition intangibles	79	118	318	330
Stock-based compensation expense	63	76	226	217
Non-recurring acquisition and reorganization costs	742	25	913	430
(Gain) loss on sale of assets	-	-	-	(2)
Impairment charges	1,402	-	1,402	-
Non-recurring tax (recoveries) non-cash charges, net	-	(1,018)	-	(1,018)
Tax effects	(666)	(1)	(768)	(191)
Non-GAAP net (loss) earnings	$(1,322)	$1,287	$1,823	$5,036
Non-GAAP net (loss) earnings per diluted share	$(0.18)	$0.18	$0.25	$0.80
Weighted average diluted shares outstanding	7,222	7,237	7,185	6,298

Reconciliation to Adjusted EBITDA:
Net (loss) earnings (GAAP measure)	$(2,942)	$2,087	$(268)	$5,270
Interest expense	175	161	582	755
Provision (benefit) for income taxes	(602)	(992)	523	682
Depreciation and amortization	402	462	1,601	1,556
Non-recurring acquisition and reorganization costs	742	25	913	430
(Gain) loss on sale of assets	-	-	-	(2)
Impairment charges	1,402	-	1,402	-
EBITDA	(823)	1,743	4,753	8,690
Adjustments to EBITDA:
Stock-based compensation expense	63	76	226	217
Adjusted EBITDA (Non-GAAP measure)	$(760)	$1,819	$4,979	$8,907

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above. Amounts may not foot due to rounding.

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